Exhibit 99

[NFG LOGO OMITTED]

National Fuel Gas Company Release Date: Immediate October 27, 2005	Financial News 6363 Main Street/Williamsville, NY 14221 Margaret M. Suto Investor Relations 716-857-6987 Ronald J. Tanski Treasurer 716-857-6981

NATIONAL FUEL REPORTS 2005 EARNINGS

Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today announced consolidated earnings for the fiscal year ended September 30, 2005 of $189.5 million or $2.23 per share, an increase of $22.9 million from the prior year’s earnings of $166.6 million or $2.01 per share (note: all references to earnings per share are to diluted earnings per share and all amounts are stated in U.S. dollars). The increase in earnings was principally the result of the sale in the fourth quarter of United Energy, a.s. (“United Energy”), a district heating and electric generation business in the Czech Republic. Those Czech Republic operations are presented in the financial statements as discontinued operations.

Consolidated earnings for the quarter ended September 30, 2005 were $49.21 million or $0.57 per share, an increase of $41.46 million from the prior year’s fourth quarter of $7.75 million or $0.09 per share. The increase in earnings was principally the result of the $26.0 million (after tax) gain on the sale of United Energy, which was completed in July 2005, and the reversal of $6.0 million of deferred income tax expense related to United Energy. Consolidated earnings for the quarters ended September 30, 2005 and 2004 include income from discontinued operations of $30.9 million or $0.36 per share and a loss of $6.1 million or $0.07 per share, respectively.

Earnings from continuing operations for the quarter ended September 30, 2005 were $18.3 million or $0.21 per share, an increase of $4.5 million from the prior year’s fourth quarter earnings from continuing operations of $13.8 million or $0.16 per share. Excluding non-recurring items in the fourth quarter of fiscal 2005, earnings from continuing operations for the quarter ended September 30, 2005 were $14.4 million or $0.16 per share, an increase of $0.6 million from the prior fiscal year. There were no non-recurring items in the quarter ended September 30, 2004. See further discussion of non-recurring items beginning on page 7 of this document and a reconciliation of reported earnings to earnings before non-recurring items on pages 10 and 11 of this document.

Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel Gas Company stated: “Our earnings this year demonstrate once again the value of diversified investing in various segments of the energy business and the strong performance of our employees throughout the National Fuel system. The sale of our Czech Republic assets resulted

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in a net gain of $26 million. Earlier this year, we also had a non-recurring gain in our Pipeline and Storage segment of $2.6 million from the sale of storage base gas, paving the way for increased storage service revenues on a recurring basis. We again successfully reached our annual forecasted production goals in our Exploration and Production segment, despite the catastrophic weather events in the Gulf Coast region. While we were also successful in achieving base rate settlements in our Utility segment jurisdictions, the current high cost of all energy products will present challenges to us and to our customers during our next fiscal year.”*

DISCUSSION OF FOURTH QUARTER EARNINGS

CONTINUING OPERATIONS BEFORE NON-RECURRING ITEMS

Please note that the following discussion of earnings from continuing operations excludes certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. A summary of those non-recurring items follows the Discussion of Fourth Quarter Earnings and Discussion of Annual Earnings. A reconciliation of reported earnings to the earnings discussed below is provided on pages 10 and 11 of this document.

Regulated segments

Utility Segment

The Utility segment operations are carried out by National Fuel Gas Distribution Corporation (“Distribution”). Distribution sells or transports natural gas to approximately 731,000 customers through a local distribution system located in western New York and northwestern Pennsylvania. The principal metropolitan areas served by this system include Buffalo, Niagara Falls and Jamestown in New York, and Erie and Sharon in Pennsylvania. The Utility segment’s loss of $6.1 million for the quarter ended September 30, 2005 was $1.0 million less than the loss in the same period last fiscal year.

In Distribution’s New York Division, the net loss of $2.9 million for the quarter improved from a loss of $6.5 million in the fourth quarter of fiscal 2004. The improvement from the prior year was principally attributable to the implementation of the recent rate case settlement agreement in New York, which among other things provides for a $21 million annual base rate increase and allows Distribution to begin accruing interest on a pension-related regulatory asset. In total, the new rate agreement provided a $4.0 million benefit to earnings for the quarter. During the quarter, Distribution also reached agreement with the Staff of the New York Public Service Commission to clarify the calculation of a New York State gross receipts tax related regulatory liability. The revision to the calculation provided a one-time $1.7 million benefit to earnings for the quarter. The benefits to earnings described above were partially offset by higher bad debt expense, which reduced earnings for the quarter by $2.3 million. Distribution increased the allowance for uncollectible accounts to reflect the increase in final billed account balances and the increased age of outstanding active receivables heading into the heating season. A historical look at utility accounts receivable balances and the related reserve for bad debts is provided at page 16 of this document.

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Ackerman commented, “Looking toward the heating season, we are deeply concerned about the impact that Hurricanes Katrina and Rita have had on natural gas supplies and the hardship high commodity prices will impose on all of our customers. Presently in our Utility segment, Distribution employees are working hard to provide guidance and assistance to our customers with respect to their heating and business needs during the upcoming winter season. It is no secret that for years our industry has emphasized the need for a diversified supply of natural gas so that utility companies across our nation can reliably meet our nation’s energy needs. The unfortunate devastation to the energy industry’s infrastructure in the Gulf Coast has brought this issue to the forefront. National Fuel continues its efforts to be part of the solution to this challenging issue, by leveraging our strategic location in the northeast through the development of projects such as the proposed Empire Connector and related storage expansion proposals as necessary and important responses to the deliverability issues now evident in the Gulf Coast.”*

In Distribution’s Pennsylvania Division, the loss for the quarter of $3.2 million increased $2.6 million from the prior year’s fourth quarter. The sales margin in Pennsylvania was flat as the impact of lower customer usage offset the benefit of the $12.0 million annual base rate increase implemented on April 15, 2005. The increased loss was mainly due to increased bad debt expense of $3.7 million from a similar increase in account aging that has occurred in Pennsylvania’s outstanding receivable balance.

Pipeline and Storage Segment

The Pipeline and Storage segment operations are carried out by National Fuel Gas Supply Corporation (“Supply”) and Empire State Pipeline (“Empire”). These companies provide natural gas transportation and storage services to affiliated and non-affiliated companies through an integrated system of pipelines and underground natural gas storage fields. This system is located within an area bounded by the Canadian border at the Niagara River, southwestern Pennsylvania and central New York.

The Pipeline and Storage segment’s earnings of $15.0 million for the quarter ended September 30, 2005 were up $3.5 million when compared with the same period in the prior fiscal year. The impact of higher efficiency gas revenues and lower operating expenses were the primary contributors to the increase.

Exploration and Production segment

The Exploration and Production segment operations are carried out by Seneca Resources Corporation (“Seneca”). Seneca explores for, develops, and purchases natural gas and oil reserves in California, in the Appalachian region, in the Gulf Coast region of Texas, Louisiana and Alabama, and in the western provinces of Canada.

The Exploration and Production segment’s earnings for the fourth quarter of fiscal 2005 of $11.7 million were up $1.4 million from the prior year's quarter. The positive impact of higher commodity prices was partially offset by higher depletion and lease operating expenses and a mark-to-market adjustment for losses on certain derivative contracts, as discussed more completely below.

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Production of 12.7 billion cubic feet equivalent (“Bcfe”) was down 0.9 Bcfe from the prior year’s fourth quarter. Gulf of Mexico production was 1.5 Bcfe lower than the prior year’s quarter, but this decline was partially offset by higher production in Canada. Higher commodity prices (after hedging) more than offset the impact of the decline in production. For the quarter ended September 30, 2005, the weighted average natural gas price (after hedging) was $6.77/thousand cubic feet (“Mcf”), an increase of $1.63/Mcf from the prior year’s quarter, and the weighted average oil price (after hedging) was $30.70/barrel (“Bbl”), an increase of $2.91/Bbl. Seneca’s earnings for the quarter also reflect a $3.3 million (after tax) mark-to-market adjustment for losses on certain derivative contacts that no longer qualified as effective hedges due to the anticipated delays in oil and gas production volumes caused by Hurricane Rita. These volumes were originally forecast to be produced in the first quarter of fiscal 2006. Seneca will continue to evaluate monthly production. If production estimates change significantly, either positively or negatively, prior to the Company filing its Annual Report on Form 10-K, accounting rules require that the mark-to-market loss for derivatives that no longer qualify as effective hedges be calculated based on the most current forecast of production volumes.*

Seneca now has approximately 45% of its Gulf of Mexico production back on line. An additional 46.5% of Seneca’s production is ready to begin as soon as notification is received from the offshore pipeline companies that their repairs are complete and they are ready to receive production.* The remaining 8.5% of Seneca’s production is waiting on equipment to complete necessary repairs.*

The increase in production revenues was partially offset by higher depletion and lease operating expenses, which, on a per unit basis, increased by $0.28/thousand cubic feet equivalent (“Mcfe”) and $0.18/Mcfe, respectively. The increase in the per unit depletion rate was largely the result of the high finding and development costs experienced by Seneca during fiscal 2005. The high finding and development costs were caused by a significant rise in the rates charged by field service companies for drilling and completion services. The increase in lease operating expense was principally the result of higher steaming costs associated with Seneca’s California heavy crude oil production. Increased production from Seneca’s Canadian Sukunka well, which produces sour gas that is more expensive to process, also contributed to the rise in per unit lease operating expense.

Seneca continued its successful drilling program during fiscal 2005. Seneca has drilled 241 wells with a 98% success rate; 79 wells were drilled in the quarter ended September 30, 2005 with a success rate of 99%. Seneca increased its drilling activity in Appalachia, where 39 wells were drilled in the fourth quarter as a result of improved opportunities and favorable weather conditions. Seneca also continued its drilling in California, where another 24 wells were drilled in the Midway-Sunset field.

At fiscal year end, Seneca has reserves of approximately 600 Bcfe, down from the total of approximately 616 Bcfe at September 30, 2004. A reserve summary table is included at page 19 of this document.

Other segments

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Energy Marketing

National Fuel Resources, Inc. (“NFR”) comprises the Company’s Energy Marketing segment. NFR markets natural gas to industrial, commercial, public authority and residential end-users in western and central New York and northwestern Pennsylvania, offering competitive priced energy and energy management services to its customers.

The Energy Marketing segment’s net income for the quarter of $0.2 million improved from a loss of $0.05 million during the fourth quarter last year. Successful market growth resulted in higher sales volumes for the quarter, which helped to offset lower margins caused by higher commodity prices.

Timber Segment

The Timber segment operations are carried out by Highland Forest Resources, Inc. (“Highland”), and Seneca’s Northeast Division. This segment markets timber from its New York and Pennsylvania land holdings, owns two sawmill operations in northwestern Pennsylvania, and processes timber consisting primarily of high quality hardwoods.

The Timber segment’s fourth quarter earnings of $0.8 million were $0.9 million lower than the prior year’s fourth quarter primarily due to a greater amount of timber being harvested from more recently acquired properties that have a higher cost basis.

Corporate and All Other

Other direct wholly-owned subsidiaries of the Company include Horizon Energy Development, Inc. (“Horizon”), a corporation formerly engaged in the development of international power projects, Horizon LFG, Inc., a corporation engaged through subsidiaries in the purchase, sale and transportation of landfill gas, Leidy Hub, Inc. a corporation formed to provide various natural gas hub services to customers in the eastern United States, Data-Track Account Services, Inc., a corporation which provides collection services principally for the Company’s subsidiaries, and Horizon Power, Inc. (“Horizon Power”), a corporation which develops or operates mid-range independent power production facilities and landfill gas electric generation facilities.

The loss in the Corporate and All Other category increased from $2.6 million for the quarter ended September 30, 2004 to a loss of $7.2 million for the quarter ended September 30, 2005. This increase is mainly due to the expense recorded to recognize a $2.7 million (after tax) impairment in the value of the Horizon Power’s 50% investment in Energy Systems North East, LLC, a partnership that owns an 80-megawatt, combined cycle, natural gas-fired power plant in the town of North East, Pennsylvania. Horizon Power reduced the book value of that investment to $4.6 million. Horizon Power also recorded a $1.8 million (after tax) impairment of a gas-powered turbine, reducing the book value of that asset to $4.1 million. Horizon Power had previously planned to use the turbine in the development of a co-generation plant.

DISCONTINUED OPERATIONS

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The income from discontinued operations for the quarter ended September 30, 2005 of $30.9 million was $37.0 million higher when compared with the loss for the quarter ended September 30, 2004 of $6.1 million. This increase primarily resulted from Horizon recording the gain on the sale of United Energy during the quarter ended September 30, 2005 of approximately $26.0 million. As expected, Horizon also reversed $6.0 million of deferred income tax expense that it recorded during the previous quarter. Horizon was required to record the deferred income taxes in the third quarter when it decided to sell United Energy and repatriate its foreign earnings that were previously considered to be permanently reinvested outside of the United States.

DISCUSSION OF ANNUAL EARNINGS

Consolidated earnings for the fiscal year ended September 30, 2005 were $189.5 million or $2.23 per share, an increase of $22.9 million from the prior year’s earnings of $166.6 million or $2.01 per share. Earnings for the fiscal years ended September 30, 2005 and 2004 included income from discontinued operations of $36.0 million or $0.42 per share and $12.3 million or $0.15 per share, respectively. Earnings from continuing operations for the fiscal year ended September 30, 2005 were $153.5 million or $1.81 per share, a decrease of $0.8 million from the prior year’s earnings from continuing operations of $154.3 million or $1.86 per share. Excluding non-recurring items in both fiscal years, earnings from continuing operations for the year were $147.0 million or $1.73 per share, a decrease of $9.8 million from the prior year’s earnings from continuing operations.

CONTINUING OPERATIONS BEFORE NON-RECURRING ITEMS

Please note that the following discussion of earnings by segment excludes certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. A summary of those non-recurring items follows the Discussion of Annual Earnings. A reconciliation of reported earnings to the earnings discussed below is provided on pages 10 and 11 of this document.

Regulated segments

In the Utility segment, annual earnings of $39.2 million were down $9.7 million from fiscal 2004. The decrease was mainly due to lower weather-normalized usage per customer account in both New York and Pennsylvania. This decrease was only partially offset by the base rate increases in both jurisdictions and by colder weather in Pennsylvania. The impact of colder weather in New York during the heating season is tempered by the New York Division’s weather normalization clause. Higher pension expense in Pennsylvania and higher bad debt expense in both jurisdictions also contributed to the decline.

In the Pipeline and Storage segment, annual earnings of $53.9 million were up $4.2 million from fiscal 2004, principally due to higher efficiency gas revenues and lower interest and operating expenses, partially offset by approximately $2.7 million in project development costs related to the proposed Empire Connector. As previously announced, Empire has filed an application this month with the Federal Energy Regulatory Commission (“FERC”) for the authority to build and operate the Empire Connector Project. That pipeline is projected to be in service in the fall of 2007.*

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Exploration and Production segment

Earnings in the Exploration and Production segment were $50.7 million, up $0.1 million from fiscal 2004. Higher prices for crude oil and natural gas, higher interest income and lower interest expense more than offset the impact on earnings of lower production volumes, the $3.3 million (after tax) mark-to-market adjustment on certain derivative positions described under the discussion of quarterly results above, as well as higher operating, maintenance and depletion expenses in fiscal 2005.

Other segments

The Energy Marketing segment’s earnings of $5.1 million were down $0.8 million from $5.9 million in fiscal 2004 due to lower annual sales volumes, higher transportation costs and a market related reduction in the benefit of stored gas inventory.

In the Timber segment, earnings decreased $1.45 million from $6.48 million in fiscal 2004 to $5.03 million in fiscal 2005 due to the higher cost basis of the trees that were harvested.

DISCONTINUED OPERATIONS

The income from discontinued operations for the year ended September 30, 2005 of $36.0 million was $23.7 million higher when compared with the income for the year ended September 30, 2004 of $12.3 million. This increase primarily resulted from Horizon’s sale of United Energy and the recording of a gain of approximately $26.0 million.

DISCUSSION OF NON-RECURRING ITEMS (all amounts are after tax)

The Discussion of Fourth Quarter Earnings and Discussion of Annual Earnings above exclude certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. The following discussion reconciles the earnings discussed above to consolidated earnings from continuing operations.

For the quarter ended September 30, 2005, earnings from continuing operations before non-recurring items of $14.4 million for the Company and $15.0 million for the Pipeline and Storage segment exclude a $3.9 million gain associated with insurance proceeds received in prior years for which a contingency was resolved during the quarter. That contingency related to possible migration of storage gas (Pipeline and Storage segment). There were no non-recurring items in the quarter ended September 30, 2004. Including this non-recurring item, compared with the same quarter in the prior fiscal year, consolidated earnings from continuing operations for the Company were up $4.5 million to $18.3 million and earnings for the Pipeline and Storage segment’s earnings were up $7.4 million to $18.9 million.

For the fiscal year ended September 30, 2005, in addition to the recognition of the gain in connection with the resolution of the contingency discussed above, the earnings from continuing operations before non-recurring items of $147.0 million for the Company and $53.9 million for

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the Pipeline and Storage segment exclude a $2.6 million gain from the FERC approved sale of base gas from Supply’s jointly-owned Ellisburg Storage field.

For the fiscal year ended September 30, 2004, the earnings from continuing operations before non-recurring items were $156.8 million for the Company, $48.9 million for the Utility segment, $49.7 million for the Pipeline and Storage segment, $50.5 million for the Exploration and Production segment, $5.9 million for the Energy Marketing segment, $6.5 million for the Timber segment and a loss of $4.7 million in Corporate and All Other. These earnings exclude an adjustment to the Seneca Northeast Division’s fiscal 2003 sale of timber properties, which decreased the gain by $0.8 million (Timber segment), $6.4 million of expense associated with the settlement of a pension obligation (allocated to all segments) and a $4.6 million benefit to earnings related to the Seneca’s September 2003 sale of Canadian oil properties (Exploration and Production segment).

Including those non-recurring items, earnings from continuing operations for the fiscal year ended September 30, 2004 were $154.27 for the Company, $46.72 million for the Utility segment, $47.73 million for the Pipeline and Storage segment, $54.34 million for the Exploration and Production segment, $5.54 million for the Energy Marketing segment, $5.64 million for the Timber segment and a loss of $5.70 million in Corporate and All Other. Compared with these earnings, the Company’s earnings from continuing operations for fiscal 2005 were down $0.75 million to $153.52 million, for the Utility segment were down $7.52 million to $39.20 million, for the Pipeline and Storage segment were up $12.72 million to $60.45 million, for the Exploration and Production segment were down $3.68 million to $50.66 million, for the Energy Marketing segment were down $0.46 million to $5.08 million, for the Timber segment were down $0.61 million to $5.03 million and for Corporate and All Other were down $1.20 million to a loss of $6.90 million.

EARNINGS GUIDANCE

The Company reaffirms its previously provided fiscal 2006 earnings per share guidance of $2.30 to $2.50 per diluted share.* Earnings per share guidance on a consolidated and segment basis is provided in the table at page 21 of this document. A table (current as of October 28, 2005) is also included on page 21 that shows how projected earnings are expected to change in response to changes from commodity pricing on which the guidance is based.

EARNINGS TELECONFERENCE

The Company will host a conference call on Friday, October 28, 2005 at 11:00 a.m. (Eastern Time) to discuss this announcement. There are two ways to access this call. For those with Internet access, you may go to National Fuel’s Web site at http://www.nationalfuelgas.com and click on the “For Investors” link at the top of the homepage. For those without Internet access, you may access the live call by dialing (toll-free) 1-866-700-0133, and use the passcode “65763084”. For those unable to listen to the live conference call, a replay will be available approximately one hour after the conclusion of the call at the same Web site link and by phone at (toll-free) 888-286-8010 using passcode “16926875.” Both the webcast and telephonic replay will be available until the close of business on Friday, November 4, 2005.

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          National Fuel is an integrated energy company with $3.7 billion in assets comprised of the following five operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact:	Margaret M. Suto	(716) 857-6987
Media Contact:	Julie Coppola Cox	(716) 857-7079

*             Certain statements contained herein, including those which are designated with an asterisk (“*”) and those which use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns or weather conditions, including the occurrence of severe weather; changes from expectations with respect to the extent of damage caused by recent hurricanes or the amount of time necessary for repairs to be made to Seneca’s facilities or those of third parties; disputes with insurance providers; increasing costs of insurance, changes in coverage and the ability to obtain insurance; changes in the availability and/or price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of derivative financial instruments or the Company's natural gas and oil reserves; impairments under the Securities and Exchange Commission’s full cost ceiling test for natural gas and oil reserves; changes in the availability and/or price of derivative financial instruments; changes in the price differentials between various types of oil; failure of the price differential between heavy sour crude oil and light sweet crude oil to return to its historical norm; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those involving acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained gas), affiliate relationships, industry structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance acquisitions or other investments and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company's actual production levels for natural gas or oil; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefits; or increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
RECONCILIATION TO REPORTED EARNINGS

	Three Months	Three Months	Twelve Months	Twelve Months
(Thousands of Dollars)	Ended	Ended	Ended	Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Utility
Reported earnings	$ (6,073)	$ (7,054)	$ 39,197	$ 46,718
Pension settlement loss	-	-	-	2,193
Earnings before non-recurring items	(6,073)	(7,054)	39,197	48,911

Pipeline and Storage
Reported earnings	18,877	11,493	60,454	47,726
Pension settlement loss	-	-	-	1,967
Gain associated with insurance proceeds	(3,885)	-	(3,885)	-
Base gas sale	-	-	(2,636)	-
Earnings before non-recurring items	14,992	11,493	53,933	49,693

Exploration and Production
Reported earnings	11,676	10,278	50,659	54,344
Gain on sale of oil and gas producing properties	-	-	-	(4,645)
Pension settlement loss	-	-	-	851
Earnings before non-recurring items	11,676	10,278	50,659	50,550

Energy Marketing
Reported earnings	168	(52)	5,077	5,535
Pension settlement loss	-	-	-	323
Earnings before non-recurring items	168	(52)	5,077	5,858

Timber
Reported earnings	830	1,765	5,032	5,637
Loss on sale of timber properties	-	-	-	764
Pension settlement loss	-	-	-	78
Earnings before non-recurring items	830	1,765	5,032	6,479

Corporate and All Other
Reported earnings	(7,167)	(2,598)	(6,904)	(5,695)
Pension settlement loss	-	-	-	994
Earnings before non-recurring items	(7,167)	(2,598)	(6,904)	(4,701)

Consolidated Earnings from Continuing Operations
Reported earnings from continuing operations	18,311	13,832	153,515	154,265
Total non-recurring items from above	(3,885)	-	(6,521)	2,525
Earnings from continuing operations before non-recurring items	$ 14,426	$ 13,832	$ 146,994	$ 156,790

Discontinued Operations
Reported earnings from discontinued operations	30,900	(6,078)	35,973	12,321

Consolidated
Reported earnings	$ 49,211	$ 7,754	$ 189,488	$ 166,586

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
RECONCILIATION TO REPORTED EARNINGS

                                                                        Three Months      Three Months       Twelve Months       Twelve Months
(Diluted Earnings Per Share)                                                Ended             Ended              Ended              Ended
                                                                     September 30, 2005 September 30, 2004  September 30, 2005  September 30, 2004
                                                                         (unaudited)       (unaudited)        (unaudited)         (unaudited)
                                                                       ----------------  ----------------   ----------------  ----------------
Utility
Reported earnings                                                              $ (0.07)          $ (0.08)            $ 0.46            $ 0.56
Pension settlement loss                                                              -                 -                  -              0.03
                                                                       ----------------  ----------------   ----------------  ----------------
Earnings before non-recurring items                                              (0.07)            (0.08)              0.46              0.59
                                                                       ----------------  ----------------   ----------------  ----------------

Pipeline and Storage
Reported earnings                                                                 0.22              0.14               0.71              0.58
Pension settlement loss                                                              -                 -                  -              0.02
Gain associated with insurance proceeds                                          (0.05)                -              (0.05)                -
Base gas sale                                                                        -                 -              (0.03)                -
                                                                       ----------------  ----------------   ----------------  ----------------
Earnings before non-recurring items                                               0.17              0.14               0.63              0.60
                                                                       ----------------  ----------------   ----------------  ----------------

Exploration and Production
Reported earnings                                                                 0.13              0.12               0.60              0.66
Gain on sale of oil and gas producing properties                                     -                 -                  -             (0.06)
Pension settlement loss                                                              -                 -                  -              0.01
                                                                       ----------------  ----------------   ----------------  ----------------
Earnings before non-recurring items                                               0.13              0.12               0.60              0.61
                                                                       ----------------  ----------------   ----------------  ----------------

Energy Marketing
Reported earnings                                                                    -                 -               0.06              0.07
Pension settlement loss                                                              -                 -                  -                 -
                                                                       ----------------  ----------------   ----------------  ----------------
Earnings before non-recurring items                                                  -                 -               0.06              0.07
                                                                       ----------------  ----------------   ----------------  ----------------

Timber
Reported earnings                                                                 0.01              0.02               0.06              0.06
Loss on sale of timber properties                                                    -                 -                  -              0.01
Pension settlement loss                                                              -                 -                  -                 -
                                                                       ----------------  ----------------   ----------------  ----------------
Earnings before non-recurring items                                               0.01              0.02               0.06              0.07
                                                                       ----------------  ----------------   ----------------  ----------------

Corporate and All Other
Reported earnings (including rounding)                                           (0.08)            (0.04)             (0.08)            (0.07)
Pension settlement loss (including rounding)                                         -                 -                  -              0.02
                                                                       ----------------  ----------------   ----------------  ----------------
Earnings before non-recurring items                                              (0.08)            (0.04)             (0.08)            (0.05)
                                                                       ----------------  ----------------   ----------------  ----------------

Consolidated Earnings from Continuing Operations
Reported earnings from continuing operations                                      0.21              0.16               1.81              1.86
Total non-recurring items from above                                             (0.05)                -              (0.08)             0.03
                                                                       ----------------  ----------------   ----------------  ----------------
Earnings from continuing operations before non-recurring items                  $ 0.16            $ 0.16             $ 1.73            $ 1.89
                                                                       ================  ================   ================  ================

Discontinued Operations
Reported earnings from discontinued operations                                    0.36             (0.07)              0.42              0.15
                                                                       ----------------  ----------------   ----------------  ----------------

Consolidated
Reported earnings                                                               $ 0.57            $ 0.09             $ 2.23            $ 2.01
                                                                       ================  ================   ================  ================

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

(Thousands of Dollars, except per share amounts)
                                                                    Three Months Ended                  Twelve Months Ended
                                                                       September 30,                       September 30,
                                                                        (Unaudited)                         (Unaudited)
                                                               ------------------------------      -------------------------------
SUMMARY OF OPERATIONS                                              2005              2004              2005             2004
                                                               -------------   --------------      -------------   ---------------
Operating Revenues                                                $ 287,064        $ 267,495        $ 1,923,549       $ 1,907,968
                                                               -------------   --------------      -------------   ---------------

Operating Expenses:
   Purchased Gas                                                     82,316           77,859            959,827           949,452
   Operation and Maintenance                                        106,968           92,149            404,517           385,519
   Property, Franchise and Other Taxes                               15,525           15,184             69,076            68,978
   Depreciation, Depletion and Amortization                          47,329           43,939            179,767           174,289
                                                               -------------   --------------      -------------   ---------------
                                                                    252,138          229,131          1,613,187         1,578,238

Loss on Sale of Timber Properties                                         -                -                  -            (1,252)
Gain on Sale of Oil and Gas Producing Properties                          -                -                  -             4,645
                                                               -------------   --------------      -------------   ---------------

Operating Income                                                     34,926           38,364            310,362           333,123

Other Income (Expense):
   Income from Unconsolidated Subsidiaries                            1,447              402              3,362               805
   Impairment of Investment in Partnership                           (4,158)               -             (4,158)                -
   Other Income                                                       6,764              733             12,744             2,908
   Interest Income                                                    4,714              524              6,496             1,771
   Interest Expense on Long-Term Debt                               (18,255)         (18,999)           (73,244)          (82,989)
   Other Interest Expense                                              (158)          (1,933)            (9,069)           (6,763)
                                                               -------------   --------------      -------------   ---------------

Income from Continuing Operations Before Income Taxes                25,280           19,091            246,493           248,855

Income Tax Expense                                                    6,969            5,259             92,978            94,590
                                                               -------------   --------------      -------------   ---------------

Income from Continuing Operations                                    18,311           13,832            153,515           154,265

Discontinued Operations:
   Income (Loss) from Operations, Net of Tax                          5,126           (6,078)            10,199            12,321
   Gain on Disposal, Net of Tax                                      25,774                -             25,774                 -
                                                               -------------   --------------      -------------   ---------------

Income (Loss) from Discontinued Operations, Net of Tax               30,900           (6,078)            35,973            12,321
                                                               -------------   --------------      -------------   ---------------

Net Income Available for Common Stock                          $     49,211    $      7,754       $    189,488     $     166,586
                                                               =============   ==============      =============   ===============

Earnings Per Common Share:
   Basic:
          Income from Continuing Operations                          $ 0.22           $ 0.17             $ 1.84            $ 1.88
          Income (Loss) from Discontinued Operations                   0.36            (0.08)              0.43              0.15
                                                               -------------   --------------      -------------   ---------------
          Net Income Available for Common Stock                      $ 0.58           $ 0.09             $ 2.27            $ 2.03
                                                               =============   ==============      =============   ===============

   Diluted:
          Income from Continuing Operations                          $ 0.21           $ 0.16             $ 1.81            $ 1.86
          Income (Loss) from Discontinued Operations                   0.36            (0.07)              0.42              0.15
                                                               -------------   --------------      -------------   ---------------
          Net Income Available for Common Stock                      $ 0.57           $ 0.09             $ 2.23            $ 2.01
                                                               =============   ==============      =============   ===============

Weighted Average Common Shares:
  Used in Basic Calculation                                      84,128,929       82,633,724         83,541,627        82,045,535
                                                               =============   ==============      =============   ===============
  Used in Diluted Calculation                                    85,784,654       83,851,467         85,029,131        82,900,438
                                                               =============   ==============      =============   ===============

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

                                                                  September 30, September 30,
(Thousands of Dollars)                                               2005          2004
--------------------------------------------------------------------------------------------

ASSETS
Property, Plant and Equipment                                      $4,423,255    $4,602,779
Less - Accumulated Depreciation, Depletion and Amortization         1,583,955     1,596,015
----------------------------------------------------------------  --------------------------
          Net Property, Plant and Equipment                         2,839,300     3,006,764
----------------------------------------------------------------  --------------------------

Current Assets:
Cash and Temporary Cash Investments                                   135,391        66,153
Receivables - Net                                                     155,064       129,825
Unbilled Utility Revenue                                               20,465        18,574
Gas Stored Underground                                                 64,529        68,511
Materials and Supplies - at average cost                               44,777        43,922
Unrecovered Purchased Gas Costs                                        14,817         7,532
Prepayments                                                            54,817        38,760
Fair Value of Derivative Financial Instruments                              -            23
----------------------------------------------------------------  --------------------------
          Total Current Assets                                        489,860       373,300
----------------------------------------------------------------  --------------------------

Other Assets:
Recoverable Future Taxes                                               85,000        83,847
Unamortized Debt Expense                                               17,567        19,573
Other Regulatory Assets                                                82,842        66,862
Deferred Charges                                                        4,474         3,411
Other Investments                                                      80,394        72,556
Investments in Unconsolidated Subsidiaries                             12,658        16,444
Goodwill                                                                5,476         5,476
Intangible Assets                                                      42,302        45,994
Other                                                                   4,167        17,571
----------------------------------------------------------------  --------------------------
          Total Other Assets                                          334,880       331,734
----------------------------------------------------------------  --------------------------
Total Assets                                                       $3,664,040    $3,711,798
----------------------------------------------------------------  --------------------------

CAPITALIZATION AND LIABILITIES
Capitalization:
Comprehensive Shareholders' Equity
Common Stock, $1 Par Value Authorized - 200,000,000
   Shares; Issued and Outstanding - 84,356,748 Shares
   and 82,990,340 Shares, Respectively                                $84,357       $82,990
Paid in Capital                                                       529,834       506,560
Earnings Reinvested in the Business                                   813,020       718,926
----------------------------------------------------------------  --------------------------
Total Common Shareholders' Equity Before
    Items of Other Comprehensive Loss                               1,427,211     1,308,476
Accumulated Other Comprehensive Loss                                 (197,628)      (54,775)
----------------------------------------------------------------  --------------------------
Total Comprehensive Shareholders' Equity                            1,229,583     1,253,701
Long-Term Debt, Net of Current Portion                              1,119,012     1,133,317
----------------------------------------------------------------  --------------------------
          Total Capitalization                                      2,348,595     2,387,018
----------------------------------------------------------------  --------------------------

----------------------------------------------------------------  --------------------------
Minority Interest in Foreign Subsidiaries                                   -        37,048
----------------------------------------------------------------  --------------------------

Current and Accrued Liabilities:
Notes Payable to Banks and Commercial Paper                                 -       156,800
Current Portion of Long-Term Debt                                       9,393        14,260
Accounts Payable                                                      155,485       115,979
Amounts Payable to Customers                                            1,158         3,154
Other Accruals and Current Liabilities                                 65,753        63,594
Fair Value of Derivative Financial Instruments                        209,072        95,099
----------------------------------------------------------------  --------------------------
          Total Current and Accrued Liabilities                       440,861       448,886
----------------------------------------------------------------  --------------------------

Deferred Credits:
Accumulated Deferred Income Taxes                                     397,896       458,095
Taxes Refundable to Customers                                          11,009        11,065
Unamortized Investment Tax Credit                                       6,796         7,498
Cost of Removal Regulatory Liability                                   90,396        82,020
Other Regulatory Liabilities                                           71,495        67,669
Pension and Post-Employment Benefit Liabilities                       200,585       119,157
Asset Retirement Obligation                                            41,411        32,292
Other Deferred Credits                                                 54,996        61,050
----------------------------------------------------------------  --------------------------
          Total Deferred Credits                                      874,584       838,846
----------------------------------------------------------------  --------------------------
Commitments and Contingencies                                               -             -
----------------------------------------------------------------  --------------------------
Total Capitalization and Liabilities                               $3,664,040    $3,711,798
----------------------------------------------------------------  --------------------------

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

                                                                                             Twelve Months Ended
                                                                                                September 30,
(Thousands of Dollars)                                                                      2005            2004
--------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income Available for Common Stock                                                     $189,488         $166,586
Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
          Gain on Sale of Discontinued Operations                                          (27,274)               -
          Loss on Sale of Timber Properties                                                      -            1,252
          Gain on Sale of Oil and Gas Producing Properties                                       -           (4,645)
          Depreciation, Depletion and Amortization                                         193,144          189,538
          Deferred Income Taxes                                                             32,338           40,329
          Income from Unconsolidated Subsidiaries, Net of Cash Distributions                (1,372)             (19)
          Impairment of Investment in Partnership                                            4,158                -
          Minority Interest in Foreign Subsidiaries                                          2,645            1,933
          Other                                                                              7,390            9,839
     Change in:
          Receivables and Unbilled Utility Revenue                                         (31,246)           4,840
          Gas Stored Underground and Materials and
              Supplies                                                                      (1,171)           9,860
          Unrecovered Purchased Gas Costs                                                   (7,285)          21,160
          Prepayments                                                                      (16,455)           8,146
          Accounts Payable                                                                  48,089           (5,134)
          Amounts Payable to Customers                                                      (1,996)           2,462
          Other Accruals and Current Liabilities                                             3,637           25,857
          Other Assets                                                                     (12,918)         (10,693)
          Other Liabilities                                                                  4,694          (17,011)
--------------------------------------------------------------------------------------------------------------------
               Net Cash Provided by Operating Activities                                  $385,866         $444,300
--------------------------------------------------------------------------------------------------------------------

Investing Activities:
Capital Expenditures                                                                     ($218,271)       ($172,341)
Net Proceeds from Sale of Foreign Subsidiary                                               111,619                -
Net Proceeds from Sale of Oil and Gas Producing Properties                                      90            7,162
Other                                                                                        3,890            1,974
--------------------------------------------------------------------------------------------------------------------
               Net Cash Used in Investing Activities                                     ($102,672)       ($163,205)
--------------------------------------------------------------------------------------------------------------------

Financing Activities:
Change in Notes Payable to Banks and
     Commercial Paper                                                                    ($115,359)         $38,600
Reduction of Long-Term Debt                                                                (13,317)        (243,085)
Dividends Paid on Common Stock                                                             (94,159)         (89,092)
Dividends Paid to Minority Interest                                                        (12,676)               -
Proceeds From Issuance of Common Stock                                                      20,279           23,763
--------------------------------------------------------------------------------------------------------------------
               Net Cash Used In Financing Activities                                     ($215,232)       ($269,814)
--------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rates on Cash                                                             1,276            3,451
--------------------------------------------------------------------------------------------------------------------
Net Increase in Cash and Temporary
     Cash Investments                                                                       69,238           14,732
Cash and Temporary Cash Investments
     at Beginning of Period                                                                 66,153           51,421
--------------------------------------------------------------------------------------------------------------------
Cash and Temporary Cash Investments
     at September 30                                                                      $135,391          $66,153
--------------------------------------------------------------------------------------------------------------------

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

SEGMENT INFORMATION
(Thousands of Dollars)

                                          Three Months Ended                               Twelve Months Ended
                                             September 30,                                   September 30,
                                             (Unaudited)                                      (Unaudited)
                               ----------------------------------------------  ---------------------------------------------
                                                                 Increase                                        Increase
                                   2005            2004         (Decrease)         2005            2004         (Decrease)
                               --------------  --------------  --------------  --------------  --------------  -------------
Operating Revenues
Utility                            $ 112,684       $ 109,516         $ 3,168     $ 1,117,067     $ 1,152,641      $ (35,574)
Pipeline and Storage                  54,671          51,662           3,009         215,859         209,707          6,152
Exploration and Production            73,898          68,105           5,793         293,425         293,698           (273)
Energy Marketing                      53,608          43,617           9,991         329,714         284,349         45,365
Timber                                14,291          14,346             (55)         61,286          55,970          5,316
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Reportable Segments         309,152         287,246          21,906       2,017,351       1,996,365         20,986
All Other                              3,140           3,227             (87)         13,354          13,695           (341)
Corporate                                811             628             183           2,824           2,513            311
Intersegment Eliminations            (26,039)        (23,606)         (2,433)       (109,980)       (104,605)        (5,375)
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Consolidated              $ 287,064       $ 267,495        $ 19,569     $ 1,923,549     $ 1,907,968       $ 15,581
                               ==============  ==============  ==============  ==============  ==============  =============

Operating Income (Loss)
Utility                            $ (14,920)       $ (9,554)       $ (5,366)       $ 80,389        $ 98,642      $ (18,253)
Pipeline and Storage                  24,830          19,492           5,338          96,178          88,748          7,430
Exploration and Production            30,118          27,759           2,359         123,208         132,053         (8,845)
Energy Marketing                        (170)            (29)           (141)          7,288           8,749         (1,461)
Timber                                 1,358           3,217          (1,859)          9,556          10,802         (1,246)
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Reportable Segments          41,216          40,885             331         316,619         338,994        (22,375)
All Other                             (3,604)           (187)         (3,417)         (1,996)          2,367         (4,363)
Corporate                             (2,686)         (2,334)           (352)         (4,261)         (8,238)         3,977
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Consolidated               $ 34,926        $ 38,364        $ (3,438)      $ 310,362       $ 333,123      $ (22,761)
                               ==============  ==============  ==============  ==============  ==============  =============

Income (Loss) from
 Continuing Operations
Utility                             $ (6,073)       $ (7,054)          $ 981        $ 39,197        $ 46,718       $ (7,521)
Pipeline and Storage                  18,877          11,493           7,384          60,454          47,726         12,728
Exploration and Production            11,676          10,278           1,398          50,659          54,344         (3,685)
Energy Marketing                         168             (52)            220           5,077           5,535           (458)
Timber                                   830           1,765            (935)          5,032           5,637           (605)
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Reportable Segments          25,478          16,430           9,048         160,419         159,960            459
All Other                             (4,137)            181          (4,318)         (2,616)          1,530         (4,146)
Corporate                             (3,030)         (2,779)           (251)         (4,288)         (7,225)         2,937
                               --------------  --------------  --------------  --------------  --------------  -------------
   Total Consolidated               $ 18,311        $ 13,832         $ 4,479       $ 153,515       $ 154,265         $ (750)
                               ==============  ==============  ==============  ==============  ==============  =============

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

SEGMENT INFORMATION (Continued)
(Thousands of Dollars)

	Three Months Ended September 30, (Unaudited)			Twelve Months Ended September 30, (Unaudited)
	2005	2004	Increase (Decrease)	2005	2004	Increase (Decrease)
Depreciation, Depletion
and Amortization:
Utility	$10,079	$10,131	$(52)	$40,159	$39,101	$1,058
Pipeline and Storage	9,134	10,462	(1,328)	38,050	37,345	705
Exploration and Production	23,368	21,202	2,166	90,912	89,943	969
Energy Marketing	(24)	23	(47)	41	102	(61)
Timber	1,697	1,502	195	6,601	6,277	324

Total Reportable Segments	44,254	43,320	934	175,763	172,768	2,995
All Other	2,957	513	2,444	3,537	1,071	2,466
Corporate	118	106	12	467	450	17

Total Consolidated	$47,329	$43,939	$3,390	$179,767	$174,289	$5,478

Expenditures for
Long-Lived Assets
Utility	$15,078	$16,746	$(1,668)	$50,071	$55,449	$(5,378)
Pipeline and Storage	7,977	9,514	(1,537)	21,099	23,196	(2,097)
Exploration and Production	35,143	19,577	15,566	121,191	77,654	43,537
Energy Marketing	12	—	12	58	10	48
Timber	193	649	(456)	18,894	2,823	16,071

Total Reportable Segments	58,403	46,486	11,917	211,313	159,132	52,181
All Other	293	107	186	463	200	263
Corporate	512	98	414	618	5,511	(4,893)

Total Expenditures from
Continuing Operations	$59,208	$46,691	$12,517	$212,394	$164,843	$47,551

UTILITY
CUSTOMER ACCOUNTS RECEIVABLE SUMMARY

	2005	2004	2003	2002	2001
Current to 29 days	$10,830	$11,136	$17,294	$4,135	$12,041
30-59 days	8,967	8,270	7,866	5,398	7,909
60-89 days	6,466	5,949	5,594	3,659	5,673
90-119 days	6,304	5,376	5,843	3,404	5,617
Over 120 days	54,449	48,411	43,809	28,969	48,226

Total	$87,016	$79,142	$80,406	$45,565	$79,466

Reserve for Bad Debt	$25,124	$12,903	$12,666	$13,297	$15,246

DEGREE DAYS

			Percent Colder (Warmer) Than:
Three Months Ended September 30	Normal	2005	2004	Normal	Last Year
Buffalo, NY	178	36	98	(79.8)	(63.3)
Erie, PA	135	32	95	(76.3)	(66.3)
Twelve Months Ended September 30
Buffalo, NY	6,692	6,587	6,572	(1.6)	0.2
Erie, PA	6,243	6,247	6,086	0.1	2.6

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

EXPLORATION AND PRODUCTION INFORMATION

                                                               Three Months Ended                       Twelve Months Ended
                                                                  September 30,                            September 30,
                                                      --------------------------------------    -------------------------------------
                                                                                 Increase                                 Increase
                                                         2005         2004      (Decrease)         2005        2004      (Decrease)
                                                      -----------  -----------  ------------    -----------  ----------  ------------

Gas Production/Prices:
Production (MMcf)
  Gulf Coast                                               3,035        3,545          (510)        12,468      17,596        (5,128)
  West Coast                                               1,052        1,040            12          4,052       4,057            (5)
  Appalachia                                               1,150        1,238           (88)         4,650       5,132          (482)
  Canada                                                   2,050        1,354           696          8,009       6,228         1,781
                                                      -----------  -----------  ------------    -----------  ----------  ------------
                                                           7,287        7,177           110         29,179      33,013        (3,834)
                                                      ===========  ===========  ============    ===========  ==========  ============
Average Prices (Per  Mcf)
  Gulf Coast                                              $ 8.07       $ 5.96        $ 2.11         $ 7.05      $ 5.61        $ 1.44
  West Coast                                                7.73         5.85          1.88           6.85        5.54          1.31
  Appalachia                                                8.93         6.01          2.92           7.60        5.91          1.69
  Canada                                                    7.47         4.94          2.53           6.15        4.87          1.28
    Weighted Average                                        7.99         5.76          2.23           6.86        5.51          1.35
    Weighted Average after Hedging                          6.77         5.14          1.63           6.23        5.06          1.17

Oil Production/Prices:
Production (Thousands of Barrels)
  Gulf Coast                                                 188          351          (163)           989       1,534          (545)
  West Coast                                                 628          637            (9)         2,544       2,650          (106)
  Appalachia                                                  13            5             8             36          20            16
  Canada                                                      71           70             1            300         324           (24)
                                                      -----------  -----------  ------------    -----------  ----------  ------------
                                                             900        1,063          (163)         3,869       4,528          (659)
                                                      ===========  ===========  ============    ===========  ==========  ============

Average Prices (Per Barrel)
  Gulf Coast                                              $58.53      $ 41.64       $ 16.89         $49.78     $ 35.31       $ 14.47
  West Coast                                               54.52        37.04         17.48          42.91       31.89         11.02
  Appalachia                                               51.06        36.75         14.31          48.28       31.30         16.98
  Canada                                                   51.29        36.13         15.16          42.97       30.94         12.03
    Weighted Average                                       55.06        38.49         16.57          44.72       32.98         11.74
    Weighted Average after Hedging                         30.70        27.79          2.91          27.86       26.40          1.46

Total Production (Mmcfe)                                  12,687       13,555          (868)        52,393      60,181        (7,788)
                                                      ===========  ===========  ============    ===========  ==========  ============

Selected Operating Performance Statistics:
General & Administrative Expense per Mcfe                 $ 0.36       $ 0.43       $ (0.07)        $ 0.41      $ 0.38        $ 0.03
Lease Operating Expense per Mcfe                          $ 1.09       $ 0.91        $ 0.18         $ 0.98      $ 0.80        $ 0.18
Depreciation, Depletion & Amortization per Mcfe           $ 1.84       $ 1.56        $ 0.28         $ 1.74      $ 1.49        $ 0.25

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
EXPLORATION AND PRODUCTION INFORMATION

Hedging Summary for Fiscal 2006

SWAPS                                           Volume          Average Hedge Price
Oil                                              1.9 MMBBL      $34.14 / BBL
Gas                                              9.2 BCF        $6.17 / MCF

No-cost Collars                                 Volume          Floor Price    Ceiling Price
Gas                                              6.7 BCF        $7.45 / MCF    $11.59 / MCF

Hedging Summary for Fiscal 2007

SWAPS                                           Volume          Average Hedge Price
Oil                                              0.9 MMBBL      $37.03 / BBL
Gas                                             0.7 BCF         $5.84 / MCF

No-cost Collars                                 Volume          Floor Price    Ceiling Price
Gas                                              2.4 BCF        $7.45 / MCF    $10.74 / MCF

Drilling Program
Twelve Months Ended September 30, 2005:
Gross Wells Drilled
                                                    Gulf           West            East          Canada          Total
                                                -------------   ------------   -------------   ------------   -------------
Exploratory
    Successful                                             7              0               2             24              33
    Unsuccessful                                           1              0               1              3               5
Developmental
    Successful                                             3            115              78              7             203
    Unsuccessful                                           0              0               0              0               0
Total
    Successful                                            10            115              80             31             236
    Unsuccessful                                           1              0               1              3               5

Success Ratio                                            91%           100%             99%            91%             98%

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

EXPLORATION AND PRODUCTION INFORMATION
Reserve Quantity Information

                                                                               Gas MMcf
                                             -------------------------------------------------------------------------------
                                                                     U.S.
                                             -------------------------------------------------------
                                              Gulf Coast   West Coast     Appalachian      Total                  Total
                                                Region       Region         Region         U.S.       Canada     Company
                                             -------------------------------------------------------------------------------
Proved Developed and
   Undeveloped Reserves:
September 30, 2004                                 27,734        67,444          78,760     173,938     50,846      224,784
Extensions and Discoveries                         17,165             -           5,461      22,626      4,849       27,475
Revisions of Previous Estimates                     6,039         7,067           3,733      16,839     (1,600)      15,239
Production                                        (12,468)       (4,052)         (4,650)    (21,170)    (8,009)     (29,179)
Sales of Minerals in Place                              -             -            (179)       (179)         -         (179)
                                             -------------------------------------------------------------------------------
September 30, 2005                                 38,470        70,459          83,125     192,054     46,086      238,140

Proved Developed Reserves:

September 30, 2004                                 25,827        53,035          78,760     157,622     46,223      203,845
September 30, 2005                                 23,108        58,692          83,125     164,925     43,980      208,905

                                                                               Oil Mbbl
                                             -------------------------------------------------------------------------------
                                                                     U.S.
                                             -------------------------------------------------------
                                              Gulf Coast   West Coast     Appalachian      Total                  Total
                                                Region       Region         Region         U.S.       Canada     Company
                                             -------------------------------------------------------------------------------
Proved Developed and
   Undeveloped Reserves:
September 30, 2004                                  2,080        60,882             147      63,109      2,104       65,213
Extensions and Discoveries                             99             -              63         162        204          366
Revisions of Previous Estimates                       105        (1,253)              3      (1,145)      (186)      (1,331)
Production                                           (989)       (2,544)            (36)     (3,569)      (300)      (3,869)
Sales of Minerals in Place                              -             -               -           -       (122)        (122)
                                             -------------------------------------------------------------------------------
September 30, 2005                                  1,295        57,085             177      58,557      1,700       60,257

Proved Developed Reserves:

September 30, 2004                                  2,061        38,631             148      40,840      2,104       42,944
September 30, 2005                                  1,229        41,701             177      43,107      1,700       44,807

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

Utility Throughput - (millions of cubic feet - MMcf)

                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Retail Sales:
       Residential Sales                       3,778        4,317          (539)         66,903        70,109        (3,206)
       Commercial Sales                          643          733           (90)         11,984        12,752          (768)
       Industrial Sales                          666          211           455           1,387         2,261          (874)
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                               5,087        5,261          (174)         80,274        85,122        (4,848)
                                         ------------   ----------   -----------    ------------   -----------  ------------
   Off-System Sales                                -        2,585        (2,585)              -        16,839       (16,839)
    Transportation                             9,426        8,968           458          59,770        60,565          (795)
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                              14,513       16,814        (2,301)        140,044       162,526       (22,482)
                                         ============   ==========   ===========    ============   ===========  ============

Pipeline & Storage Throughput- (MMcf)

                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Firm Transportation - Affiliated          10,442        8,746         1,696         113,242       116,768        (3,526)
    Firm Transportation - Non-Affiliated      62,606       45,894        16,712         244,343       222,223        22,120
    Interruptible Transportation               4,790        1,801         2,989          14,794        12,692         2,102
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                              77,838       56,441        21,397         372,379       351,683        20,696
                                         ============   ==========   ===========    ============   ===========  ============

Energy Marketing Volumes

                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Natural Gas (MMcf)                         6,567        5,743           824          40,683        41,651          (968)
                                         ============   ==========   ===========    ============   ===========  ============

Timber Board Feet (Thousands)
                                                   Three Months Ended                         Twelve Months Ended
                                                     September 30,                               September 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
   Log Sales                                   1,668        1,640            28           7,601         6,848           753
   Green Lumber Sales                          2,310        2,398           (88)         10,489         9,552           937
   Kiln Dry Lumber Sales                       4,118        4,111             7          15,491        15,020           471
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                               8,096        8,149           (53)         33,581        31,420         2,161
                                         ============   ==========   ===========    ============   ===========  ============

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
FISCAL 2006 SEGMENT EARNINGS GUIDANCE AND SENSITIVITIES

                                                                            Earnings per share sensitivity to changes
             Fiscal 2006 earnings per share guidance by segment*             from September 13, 2005 NYMEX prices* ^
                                                                      ------------------------------------------------------
                                                                       $1 change per MMBtu gas      $1 change per Bbl oil
                                                                      --------------------------   -------------------------
                                         Range                          Increase     Decrease        Increase    Decrease
                           ---------------------------------
Utility                             $0.52     $0.59                     - $0.01      + $0.01            -            -
Pipeline & Storage                  $0.60     $0.63                     + $0.02      - $0.02            -            -
Exploration & Production            $1.10     $1.20                     + $0.11      - $0.11         + $0.01      - $0.01
Energy Marketing                    $0.02     $0.02                        -            -               -            -
Timber                              $0.05     $0.05                        -            -               -            -
Corporate & Other                   $0.01     $0.01                        -            -               -            -

Consolidated                        $2.30     $2.50                     + $0.12      - $0.12         + $0.01      - $0.01

             NYMEX Settlement Prices at September 13, 2005
            ------------------------------------------------

                            Natural Gas            Oil
                           ($ per MMBtu)       ($ per Bbl)

             Oct-05           $10.763            $63.11
             Nov-05           $11.371            $63.78
             Dec-05           $11.866            $64.38
             Jan-06           $12.156            $64.83
             Feb-06           $12.046            $65.19
             Mar-06           $11.751            $65.41
             Apr-06            $9.551            $65.48
             May-06            $9.191            $65.44
             Jun-06            $9.216            $65.35
             Jul-06            $9.257            $65.23
             Aug-06            $9.300            $65.10
             Sep-06            $9.276            $64.96

             Average          $10.479            $64.86

             * Please refer to forward looking statement footnote at page 9 of this document.

             ^ This sensitivity table is current as of October 28, 2005, but will become obsolete with the passage of time, changes in Seneca's production forecast, changes in customer use per account, as additional hedging contracts are entered into, and the settling of NYMEX hedge contracts at their maturity.

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

Quarter Ended September 30 (unaudited)                                     2005                   2004
                                                                  --------------------   --------------------

  Operating Revenues                                                    $ 287,064,000          $ 267,495,000
                                                                  ====================   ====================

  Income from Continuing Operations                                      $ 18,311,000           $ 13,832,000
  Income (Loss) from Discontinued Operations, Net of Tax                   30,900,000             (6,078,000)
                                                                  --------------------   --------------------
  Net Income Available for Common Stock                                  $ 49,211,000            $ 7,754,000
                                                                  --------------------   --------------------

  Earnings Per Common Share:
   Basic:
          Income from Continuing Operations                                    $ 0.22                 $ 0.17
          Income (Loss) from Discontinued Operations                             0.36                  (0.08)
                                                                  --------------------   --------------------
          Net Income Available for Common Stock                                $ 0.58                 $ 0.09
                                                                  ====================   ====================

   Diluted:
          Income from Continuing Operations                                    $ 0.21                 $ 0.16
          Income (Loss) from Discontinued Operations                             0.36                  (0.07)
                                                                  --------------------   --------------------
          Net Income Available for Common Stock                                $ 0.57                 $ 0.09
                                                                  ====================   ====================

   Weighted Average Common Shares:
      Used in Basic Calculation                                            84,128,929             82,633,724
                                                                  ====================   ====================
      Used in Diluted Calculation                                          85,784,654             83,851,467
                                                                  ====================   ====================

Twelve Months Ended September 30 (unaudited)

  Operating Revenues                                                  $ 1,923,549,000        $ 1,907,968,000
                                                                  ====================   ====================

  Income from Continuing Operations                                     $ 153,515,000          $ 154,265,000
  Income from Discontinued Operations, Net of Tax                          35,973,000             12,321,000
                                                                  --------------------   --------------------
  Net Income Available for Common Stock                                 $ 189,488,000          $ 166,586,000
                                                                  ====================   ====================

  Earnings Per Common Share:
   Basic:
          Income from Continuing Operations                                    $ 1.84                 $ 1.88
          Income from Discontinued Operations                                    0.43                   0.15
                                                                  --------------------   --------------------
          Net Income Available for Common Stock                                $ 2.27                 $ 2.03
                                                                  ====================   ====================

   Diluted:
          Income from Continuing Operations                                    $ 1.81                 $ 1.86
          Income from Discontinued Operations                                    0.42                   0.15
                                                                  --------------------   --------------------
          Net Income Available for Common Stock                                $ 2.23                 $ 2.01
                                                                  ====================   ====================

   Weighted Average Common Shares:
      Used in Basic Calculation                                            83,541,627             82,045,535
                                                                  ====================   ====================
      Used in Diluted Calculation                                          85,029,131             82,900,438
                                                                  ====================   ====================